Exhibit 2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and all amendments thereto with respect to the Common Stock, par value $0.02 per share, of Tipperary Corporation beneficially owned by each of them, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.

September 30, 2004

SLOUGH ESTATES USA INC.

By:	/s/ R W Rohner
R W Rohner
Senior Vice President

SLOUGH TRADING ESTATE LIMITED

By:	/s/ R D Kingston
R D Kingston
Director

SLOUGH ESTATES PLC

By:	/s/ I D Coull
I D Coull
Chief Executive